Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Quarter Ended June 30, 2010

Revenue increases by 15% over the same quarter in prior year.

San Jose, CA, August 13, 2010 -- Notify Technology Corporation (OTC BB: NTFY) today announced financial results for its third fiscal quarter ended June 30, 2010.

Total fiscal third quarter revenue increased 15% to $1,837,377 in the three-month period ended June 30, 2010 from $1,593,805 during the same period in the prior year.  The net income for the three month period ended June 30, 2010 was $212,506 or $0.01 per diluted share. The company’s financial performance is a 77% improvement from a net gain of $120,246, or $0.01 per diluted share, reported for the same period in the prior year.

The revenue for the first three quarters of the fiscal year increased 23% to $5,367,871 in the nine-month period ended June 30, 2010 from $4,366,636 during the same period in the prior year.  The net income for the nine month period ended June 30, 2010 was $433,262 or $0.03 per diluted share. The company’s nine-month financial performance was an impressive improvement compared to a net loss of $33,643, or $(0.00) per diluted share, reported for the same period in the prior year.

“Notify continues to set new levels of quarterly financial performance. We have just achieved our fourth consecutive profitable quarter while continuing to increase our overall revenue growth,” said Paul DePond, President and Chief Executive Officer of the company. “The wireless smart phone market continues to show unprecedented growth and new devices are entering the market at an astounding rate. A good example of the market’s momentum is the demand for Android based wireless devices which have become the fastest growing wireless platform in the US market.”

The Company’s balance sheet also grew stronger during the third fiscal quarter, with a 67% increase in cash and cash equivalents at June 30, 2010 as compared to cash and cash equivalents at September 30, 2009.  Management believes that this increase is a combined result of improved sales and improved accounts receivable management.

The cost of sales and marketing was $544,314 in the three-month period ended June 30, 2010, compared to $567,522 in the three-month period ended June 30, 2009.  The minor decrease in spending was due to lower salary and commission expenses.

The Company expended $605,502 for research and development in the three-month period ended June 30, 2010, compared to $469,970 in the three-month period ended June 30, 2009.  Virtually all the increase is due to increasing personnel as the company responds to the proliferation of new devices in the market while simultaneously developing future products.

General and administrative costs also increased to $462,153 in the three-month period ended June 30, 2010, compared to $397,804 for the three-month period ended June 30, 2009.  The increase was largely due to compensation expense including non-cash compensation expenses of $16,847 for compensation expense due to option vesting.

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY.OB) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. The Company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the changes in asset balances on the balance sheet, the significant of changes in the balance of deferred revenue, the launch of new wireless devices and product lines and the improving performance of the Company’s wireless products.  Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, Notify’s ability to deliver products and manage growth, its ability to continue to improve its existing products or develop new products or technologies, and its ability to maintain revenue growth as well as other risks.  In particular, management cannot predict future NotifyLink and NotifySync revenues with any accuracy and does not know whether NotifyLink and NotifySync revenues will continue to grow at the rates recently experienced, if at all.  Increasing NotifyLink and NotifySync revenues will require, among other things, continued investments in the Company’s sales and marketing organization and Notify has limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Month Periods		Nine-Month Periods
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenue:
Product revenue	$1,837,377	$1,593,805	$5,367,871	$4,366,636
Total revenue	1,837,377	1,593,805	5,367,871	4,366,636

Cost of revenue:
Product cost	12,348	-	27,131	8,620
Royalty payments	1,707	38,925	5,103	109,072
Total cost of revenue	14,055	38,925	32,234	117,692
Gross profit	1,823,322	1,554,880	5,335,637	4,248,944

Operating expenses:
Research and development	605,502	469,970	1,579,872	1,449,731
Sales and marketing	544,314	567,522	1,955,598	1,708,292
General and administrative	462,153	397,804	1,369,737	1,127,477
Total operating expenses	1,611,969	1,435,296	4,905,207	4,285,500

Income/(loss) from operations	211,353	119,584	430,430	(36,556)

Other interest (expense), net	1,153	662	2,832	2,913

Net income (loss)	$212,506	$120,246	$433,262	$(33,643)

Basic net income (loss) per share	$0.02	$0.01	$0.03	$(0.00)

Basic weighted average shares outstanding	14,082,099	14,075,662	14,076,629	14,075,662

Diluted net income (loss) per share	$0.01	$0.01	$0.03	$(0.00)

Diluted weighted average shares outstanding	15,585,251	14,849,281	15,949,153	14,075,662

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets
	June 30,	Sept. 30,
	2010	2009
	Unaudited	Audited
Assets:
Current assets:
Cash and cash equivalents	$2,623,905	$1,565,447
Accounts receivable, net	401,740	810,543
Other assets	33,348	40,540
Total current assets	3,058,993	2,416,530
Non-current assets
Property and equipment, net	278,185	247,117
Lease deposits	15,602	15,602
Total non-current assets	293,787	262,719
Total assets	$3,352,780	$2,679,249
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$2,639	$4,142
Accounts payable	27,905	75,340
Accrued payroll and related liabilities	444,074	454,946
Deferred revenue	3,267,831	2,995,906
Other accrued liabilities	134,952	140,464
Total current liabilities	3,877,401	3,670,798
Long-term liabilities:
Long-term Deferred revenue	118,835	137,250
Long-term capital lease obligations	4,668	6,543
Total long-term liabilities	123,503	143,793
Total liabilities	4,000,904	3,814,591
Shareholders' deficit:
Common stock	14,090	14,076
Additional paid-in capital	23,496,102	23,442,160
Accumulated deficit	(24,158,316)	(24,591,578)
Total shareholders’ deficit	(648,124)	(1,135,342)
Total liabilities and shareholders' deficit	$3,352,780	$2,679,249